EXHIBIT 10.25

April 16, 1999

Mr. Jack A. Smith

Dear Jack:

This letter is to confirm our agreement in connection with your resignation as a director of The Sports Authority, Inc. (the "Company") and its subsidiaries.

1. The Employment Agreement dated August 29, 1996, between you and the Company, and the letter agreement dated October 19, 1998 with respect to your termination of employment with the Company, are hereby terminated, including the maintenance of an office for you. You shall have the right to continue the COBRA benefits for you and your spouse at your sole expense.

2. In settlement of the Company's obligations to you under the Employment Agreement, the Company agrees to pay you a lump sum of $525,000 simultaneously upon execution of this letter agreement. You agree to pay all applicable taxes in relation to this settlement.

3. The Company hereby confirms that director and officer insurance coverage for you with respect to your service as a director or officer of the Company will remain in force as long as the Company maintains such coverage for any other person who is currently a director or officer of the Company.

4. The Compensation Committee of the Board of Directors of the Company has taken appropriate action to fully vest the 33,375 shares of unvested restricted common stock granted to you under the 1996 Stock Option and Restricted Stock Plan and to promptly deliver to you an unrestricted certificate for all 66,750 shares of restricted common stock granted to you under such Plan. You agree to deliver a check to the Company for the amount of tax withholding required, upon delivery of the certificate.

5. You agree that, until June 30, 2000, you shall not directly or indirectly become a 10% owner or employee of, or a consultant or advisor to, any retailer of sporting goods, sporting footwear or

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         sporting apparel in the United States (unless the classes of products sold by such retailer constitute less than 20% of the total sales by the Company in its 1998 fiscal year).

6. The Company irrevocably and unconditionally releases and forever discharges you and (except with respect to your rights under Article Seven of the Company's Certificate of Incorporation) you irrevocably and unconditionally release and forever discharge the Company and its officers, directors and agents, from all claims, demands, liabilities, agreements, actions, causes of action, and foreseen and unforeseen damages, which they have or may have had or may have in the future, or which you have or may have had or may have in the future, including but not limited to those claims, demands, liabilities, agreements, actions, causes of action, and foreseen and unforeseen damages relating in any way, directly or indirectly or arising from your actions while serving as Chairman, Chief Executive Officer or Director of the Company or the actions of the Company, its officers, directors or agents while you served as Chairman, Chief Executive Officer or a Director.

7.       The undersigned are duly authorized to enter into this agreement.

Sincerely,

THE SPORTS AUTHORITY, INC.

By________________________
   Martin E. Hanaka
   Chief Executive Officer

Agreed to as of April 16, 1999:

__________________________
     Jack A. Smith